EXHIBIT 21.1      LIST OF SUBSIDIARIES OF THE REGISTRANT


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Subsidiary and Name Under Which Business is Done     Percent Owned     Where Organized
------------------------------------------------     -------------     ---------------
NIAI Insurance Administrators, Inc.                       100%         California
Viking Capital Financial Services, Inc.                   100%         Texas
Viking Insurance Services, Inc.                           100%         Texas
Viking Systems, Inc.                                      100%         Texas
Viking Administrators, Inc.                               100%         Texas


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